EXHIBIT 16.1

Pritchett, Siler & Hardy, P.C.

Certified Public Accountants

1438 N Highway 89, Suite 130

Farmington, UT 84025

Office: (801)447-9572 Fax: (801)447-9578

June 17, 2016

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentleman:

Re: Nimtech Corporation

Commission File Number: 333-199438

We were previously principal accountants for Nimtech Corporation, on June 15, 2016 we were dismissed. We have read WWC, PC’s statements included under Item 4.01 of its Form 8-K dated June 17, 2016, and we agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

/s/ Pritchett, Siler & Hardy P.C.

Pritchett, Siler & Hardy P.C.